Contact:	610-337-1000	For Immediate Release:
	Will Ruthrauff, ext. 6571	October 12, 2016

Shelly Oates, ext. 3202

UGI Issues Earnings Guidance for Fiscal Years 2016 and 2017

VALLEY FORGE, Pa., October 12 – UGI Corporation (NYSE: UGI) today announced that it expects to report diluted earnings per share of $1.98 to $2.08 and continues to expect adjusted diluted earnings per share to be at the upper end, or slightly above, our guidance range of $1.95 to $2.05 per share for the fiscal year ended September 30, 2016. A reconciliation of the expected adjusted diluted earnings per share to the expected GAAP diluted earnings per share, as well as the information about why management believes that the non-GAAP financial measures set forth in this release provide useful information to investors about the company’s results of operations, are set forth at the end of this release.

John L. Walsh, president and chief executive officer of UGI, said, “In conjunction with the guidance revision issued today by AmeriGas, we wanted to confirm that we expect adjusted earnings to be at the upper end, or slightly above, our guidance range. This has been a year of strong execution during which we made significant progress on our growth initiatives and anticipate delivering record EPS in spite of warm weather.”

Walsh continued, “We are pleased to announce our guidance for fiscal year 2017. Assuming normal weather patterns and excluding mark-to-market gains and losses on commodity derivative instruments and Finagaz integration expenses, we expect to report adjusted diluted earnings of $2.30 to $2.45 per share for the year ending September 30, 2017.”

UGI will provide more details on the full-year fiscal year 2016 performance and expectations for fiscal year 2017 during its earnings call on November 10, 2016.

Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity derivative instruments and Finagaz integration expenses, we cannot reconcile 2017 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

UGI Issues Earnings Guidance for Fiscal Years 2016 and 2017

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Non-GAAP Financial Measures — Adjusted Diluted Earnings Per Share

Management uses “adjusted diluted earnings per share,” a non-GAAP financial measure, when evaluating UGI’s overall performance. For the period presented, adjusted diluted earnings per share excludes net after-tax gains and losses on commodity derivative instruments not associated with current period transactions, losses associated with extinguishments of debt and Finagaz integration and acquisition expenses. Volatility in diluted earnings per share at UGI can occur as a result of gains and losses on commodity derivative instruments not associated with current period transactions but included in earnings in accordance with U.S. generally accepted accounting principles (“GAAP”).

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity derivative instruments not associated with current-period transactions and (2) other discrete items that can affect the comparison of period-over-period results.

The following table includes a reconciliation of forecasted diluted earnings per share to forecasted adjusted diluted earnings per share for the fiscal year ended September 30, 2016, and is subject to change based on the finalization of management’s financial close procedures:

	Forecast Fiscal Year Ended
	September 30, 2016
	(Unaudited)

	(Low End)	(High End)
UGI Corporation earnings per share — diluted (estimate)	$1.98	$2.08
Net gains on commodity derivative instruments not associated with
current-period transactions (estimate)	(0.17)	(0.17)
Integration and acquisition expenses associated with Finagaz (estimate)	0.10	0.10
Loss on extinguishment of debt (estimate)	0.04	0.04
Adjusted diluted earnings per share (estimate)	$1.95	$2.05